Exhibit 99.1

PRESS RELEASE

Contact:

Nicole Estrin	Lee Bendekgey
Associate Director of Corporate	SVP, CFO & General Counsel
Communications & IR	408-215-4358
408-215-4572	lbendekgey@nuvelo.com
nestrin@nuvelo.com

NUVELO REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS AND ACCOMPLISHMENTS

SUNNYVALE, Calif., August 4, 2005–– Nuvelo, Inc. (Nasdaq: NUVO) today announced results for the quarter ended June 30, 2005.

For the three months ended June 30, 2005, Nuvelo reported a net loss of $17.0 million or $0.40 per share compared to a net loss of $11.0 million or $0.34 per share for the same period in 2004. The loss from continuing operations during the three-month period was $17.0 million or $0.40 per share in 2005 compared to $10.6 million or $0.33 per share in 2004. Revenues from continuing operations for the three months ended June 30, 2005 were $0.2 million, compared to $20,000 for the same period in 2004.

For the six months ended June 30, 2005, Nuvelo reported a net loss of $31.7 million or $0.79 per share, compared to a net loss of $28.6 million or $0.97 per share for the same period in 2004. The loss from continuing operations during the six-month period was $31.7 million or $0.79 per share in 2005 compared to $27.8 million or $0.94 per share in 2004. Revenues from continuing operations for the six months ended June 30, 2005 were $0.2 million, compared to $0.1 million for the same period in 2004.

The increase in loss from continuing operations of $6.4 million for the three months ended June 30, 2005 was primarily attributable to a $5.0 million milestone payment to Amgen related to the commencement of the alfimeprase Phase 3 acute PAO trial in April 2005. The increase in loss from continuing operations of $3.9 million for the six months ended June 30, 2005 was primarily attributable to an increase in research and development expenses associated with the initiation and continued enrollment of the alfimeprase Phase 3 programs, and an increase in general and administrative expenses to support the general growth in our operating activities and for Sarbanes-Oxley compliance.

As of June 30, 2005, Nuvelo had approximately $91.9 million in cash, cash equivalents and short-term investments compared to approximately $50.6 million at December 31, 2004.

“We continue to make significant progress toward our corporate goals of advancing important product opportunities, continuing to build a world class company and building upon our strong

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com

financial position,” said Ted W. Love, M.D., president and chief executive officer of Nuvelo. “This quarter we hit several critical clinical milestones that included initiation of our Phase 3 program with alfimeprase for acute peripheral arterial occlusion (PAO), finalization of the protocol for our Phase 3 program with alfimeprase for catheter occlusion (CO) and completion of enrollment in our Phase 2a rNAPc2 trial for patients being treated for acute coronary syndromes (ACS). Moreover, we have further strengthened our financial position by executing a financial strategy that gives us flexibility and control over the timing and pricing of future financings, and we have laid the foundation for our entry into the commercial phase of our business by hiring Michael Fleming as vice president of commercial operations and adding Kimberly Popovits to our board of directors.”

Recent Corporate Accomplishments and Upcoming Milestones

— Secured a Committed Equity Financing Facility, or CEFF, with Kingsbridge Capital Limited that gives Nuvelo access to $75 million in capital over the next three years.

— Filed a $100 million universal shelf registration statement that allows Nuvelo to access the financial markets when market conditions and the company’s accomplishment of corporate goals make that a desirable approach to raising capital.

— Strengthened marketing and commercialization capabilities with the appointment of Michael Fleming as vice president of commercial operations, and the addition of Kimberly Popovits to Nuvelo’s board of directors. Ms. Popovits is the current president and chief operating officer of Genomic Health.

— Began enrollment in the first Phase 3 alfimeprase acute PAO trial called NAPA-2.

— Finalized the design of the Phase 3 program for alfimeprase for the treatment of CO and are on schedule to enroll the first patient in this program in the second half of 2005.

— Entered into an agreement with Avecia Limited for the development and validation of a commercial scale manufacturing process of lead drug candidate, alfimeprase.

— Completed enrollment in the Phase 2a rNAPc2 trial showing that rNAPc2 has an acceptable safety profile and is well tolerated in doses up to 10 micrograms/kg, in patients being treated for ACS. Data from this trial is expected to be presented at a major medical meeting in the second half of 2005.

— Announced plans to initiate a Phase 2 “proof of concept” study in the second half of 2005 to assess the potential of rNAPc2 to replace heparin in patients being treated for ACS.

— Completed enrollment of normal volunteers in a Phase 1 ARC183 program for potential use in acute cardiovascular procedures and have begun enrollment of coronary artery disease patients in this program. Upon completion of the entire program, we will announce top-line data at that time and expect to present data from this program at a major medical meeting in the second half of 2005.

— Expanded partnership with the Pharmaceutical Division of Kirin Brewery Co., Ltd. to develop and commercialize preclinical candidate, NU206, and announced intention to initially pursue NU206 as a supportive cancer therapy for radiation and chemotherapy induced mucositis in the gastrointestinal tract.

— Acceptance of our NU206 manuscript in a major peer-reviewed journal. Publication is expected in the second half of 2005.

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 877-236-1078 for domestic callers and 213-408-0663 for international callers and reference conference ID, Nuvelo. A telephone replay of the conference call will be available through Thursday, August 18, 2005. To access the replay, please dial 800-938-1594 for domestic callers and 402-220-1543 for international callers.

This call is also being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com or by visiting Thomson/CCBN’s individual investor portal, powered by StreetEvents, at www.fulldisclosure.com. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s clinical pipeline includes three product candidates, alfimeprase, a direct acting thrombolytic for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion; rNAPc2, an anticoagulant that inhibits the interaction of factor VIIa and tissue factor and ARC183, a direct thrombin inhibitor that is being developed for use in acute anticoagulant applications. Nuvelo recently identified NU206 as a preclinical development candidate from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 408-215-4000.

This press release contains “forward-looking statements,” which include statements regarding the timing and progress of Nuvelo’s clinical stage and internal research programs, the expenses, revenues and the potential for profits from sales of any drug products resulting from such programs, and the timing and availability of future financing, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004, quarterly report on Form 10-Q for the quarter ended March 31, 2005, and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com